Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

by and between

QNITY ELECTRONICS, INC.

and

DUPONT DE NEMOURS, INC.

Effective as of November 1, 2025

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (the “Agreement”), dated effective as of November 1, 2025, by and among DuPont de Nemours, Inc., a Delaware corporation (“RemainCo”), and Qnity Electronics, Inc., a Delaware corporation (“ElectronicsCo”). Each of RemainCo and ElectronicsCo is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

W I T N E SS E T H:

WHEREAS, the Board of Directors of RemainCo (the “Board”) has determined that it is appropriate, desirable, and in the best interests of RemainCo and its stockholders to separate RemainCo into two independent, publicly traded companies: RemainCo and ElectronicsCo;

WHEREAS, in order to effect such separation, upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement, dated as of the date hereof, between RemainCo and ElectronicsCo (the “Separation Agreement”), the Parties entered into an internal separation; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, the Parties wish to enter into this Agreement in respect of certain employee matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Capitalized terms used herein but not defined in Section 3.01 or elsewhere in this Agreement shall have the meaning ascribed to such term in the Separation Agreement.

ARTICLE I

GENERAL PRINCIPLES

Except as set forth otherwise in this Agreement, the following general principles shall apply:

Section 1.01 Employees.

(a) Prior to the commencement of the Internal Reorganization, RemainCo Ring-Fenced the ElectronicsCo Employees and RemainCo Employees pursuant to an internal organization design and talent selection process and as approved by the senior leadership of RemainCo. As of and following the Internal Reorganization up until the Distribution Date, updates to the Ring-Fence shall only be made to reflect: (i) any Employee who became a Non-Consenting Employee on or following the commencement of the Internal Reorganization; (ii) any new hires; (iii) any terminations (including terminations for cause, resignations, retirements or terminations due to death or disability); (iv) corrections of good faith errors or omissions by RemainCo; and (v) any other change approved in writing by the Chief Human Resources Officer of RemainCo.

(b) For a period of ninety (90) days following the Distribution Date, if RemainCo determines that a RemainCo or ElectronicsCo Employee was selected for alignment to the wrong Party (a “Ring-Fence Error”), then the Chief Human Resources Officer of RemainCo shall notify the Chief Human Resources Officer of ElectronicsCo of such Ring-Fence Error. Thereafter, the respective Chief Human Resources Officers shall cooperate in good faith to resolve the Ring-Fence Error, including by facilitating the transfer of employment of any improperly Ring-Fenced employee to the employment of the appropriate Party. The Party to which an improperly Ring-Fenced employee should have been Ring-Fenced absent the error shall assume any severance Liabilities incurred in relation to the transfer of employment.

Section 1.02 Employment of Impacted Employees.

(a) Except to the extent otherwise required by applicable Law, as otherwise provided in this Agreement or with respect to any Non-Consenting Employees, prior to the Distribution Date, the applicable Parties caused, or caused the applicable members of their Groups to cause, other than with respect to any Delayed Employment Employees: (i) RemainCo Employees to be employed by (or continue to be employed by) RemainCo or a member of the RemainCo Group and to cease to be employed by ElectronicsCo or a member of the ElectronicsCo Group; and (ii) ElectronicsCo Employees to be employed by (or continue to be employed by) ElectronicsCo or a member of the ElectronicsCo Group and to cease to be employed by RemainCo or a member of the RemainCo Group.

(b) To the extent any applicable Law, Governmental Entity, Employee Representative Body or consultation obligation, administrative error, or immigration application prevented the Parties or the members of the applicable Groups from carrying out the transfers of employment set forth in Section 1.02(a) prior to the Distribution Date, with respect to any Impacted Employee (each such employee, a “Delayed Employment Employee”), the applicable Parties shall, or shall cause the members of the applicable Groups to, carry out the transfers of employment (including by offers of employment, employer substitution, entry into tripartite agreements or similar methods of transfers of employment) under Section 1.02(a) with respect to such employee on the earliest permissible date following the Distribution Date (the “Delayed Employment Date”). The obligations under this Agreement of the Party that will become the employer (directly or indirectly) of a Delayed Employment Employee shall not commence until the Delayed Employment Date. For the avoidance of doubt, such delay shall not constitute a breach of obligations under Section 1.04.

(c) Notwithstanding anything to the contrary in Section 1.02 or Section 1.04, it shall not constitute a breach of this Agreement for RemainCo or the applicable member of the RemainCo Group, or ElectronicsCo or the applicable member of the ElectronicsCo Group, that employs a Delayed Employment Employee as of immediately prior to the Distribution Date to not effect the change of such Person’s employment pursuant to Section 1.02 until the Delayed Employment Date.

(d) Except to the extent otherwise required by applicable Law or a Labor Agreement, immediately after the Distribution Date in the United States, ElectronicsCo shall, or shall cause the applicable member of the ElectronicsCo Group to, continue to employ an ElectronicsCo Employee who is an STD Employee and will provide such employee with a leave of absence and an amount equivalent to the disability or income replacement benefits such employee received from RemainCo immediately before the Distribution Date; provided, however, that to the extent such individual, as of the Distribution Date, is receiving or is entitled to receive short-term disability benefits and subsequent to the Distribution Date and before returning to active employment with ElectronicsCo or a member of the ElectronicsCo Group, becomes eligible to receive long-term disability benefits under a RemainCo Benefit Plan, then RemainCo shall permit such individual to receive long-term disability benefits under a RemainCo Benefit Plan until such individual is no longer disabled or is no longer eligible for such benefits (each such individual, an “LTD Employee”); provided, however, that any such LTD Employee will not be employed by RemainCo while receiving long-term disability benefits under a RemainCo Benefit Plan.

Section 1.03 Pay and Benefits. Except to the extent otherwise required by applicable Law, applicable Labor Agreement, or as provided otherwise in this Agreement, as of no later than the Distribution Date and for a period of twelve (12) months following the Distribution Date, ElectronicsCo shall, or shall cause the applicable member of the ElectronicsCo Group to, provide each ElectronicsCo Employee with: (i) base pay or a wage rate, as applicable, that is no less than the base pay or wage rate such ElectronicsCo Employee received immediately prior to the Distribution Date; (ii) target short-term incentive compensation opportunities that are no less favorable than those received by such ElectronicsCo Employee immediately prior to the Distribution Date; (iii) target long-term incentive compensation opportunities that are no less favorable than those received by such ElectronicsCo Employee immediately prior to the Distribution Date; (iv) employee benefits substantially no less favorable in the aggregate to those received by such ElectronicsCo Employee immediately prior to the Distribution Date; and (v) paid time off (e.g., vacation and additional personal paid time off, but excluding the RemainCo Vacation Buy Program, disability and other medical-related leaves of absence) no less favorable than the paid time off such ElectronicsCo Employee was eligible for immediately prior to the Distribution Date.

Section 1.04 ElectronicsCo Benefit Plans or RemainCo Benefit Plans, as Applicable, as of no later than the Distribution Date.

(a) Enrollment in Benefit Plans. Except to the extent otherwise required by applicable Law, applicable Labor Agreement, or as provided otherwise in this Agreement, including as set forth on Schedule 1.04(a) to this Agreement and Section 1.02(d), other than with respect to the Delayed Employment Employees (in which case, for the avoidance of doubt, the obligations of the applicable Party (or its applicable Affiliate) shall commence upon the Delayed Employment Date, as the case may be):

(i) (I) RemainCo shall, or shall have caused the applicable member of the RemainCo Group to, take all actions required to cause, as of no later than the Distribution Date, each ElectronicsCo Employee to cease to be an active participant in any Benefit Plan that will not be an ElectronicsCo Benefit Plan as of the Distribution Date; and (II) ElectronicsCo shall, or shall have caused the applicable member of the ElectronicsCo Group to, take all actions required to cause, each ElectronicsCo Employee who is employed by ElectronicsCo or a member of the ElectronicsCo Group to commence participation, as of no later than the Distribution Date, in all ElectronicsCo Benefit Plans for which he or she is eligible; and

(ii) ElectronicsCo shall, or shall have caused the applicable member of the ElectronicsCo Group to, take all actions required to cause, as of no later than the Distribution Date, each RemainCo Employee to cease to be an active participant in any Benefit Plan that will not be a RemainCo Benefit Plan as of the Distribution Date.

(b) Effective as of no later than the Distribution Date, ElectronicsCo shall, and shall have caused the members of the ElectronicsCo Group to, and as applicable shall have used best efforts to cause other Persons to: (i) waive any limitations as to preexisting conditions, evidence of insurability, exclusions, and waiting periods with respect to participation and coverage requirements for each Impacted Employee under his or her respective plans; and (ii) credit such Impacted Employee, for the plan year in which the Distribution Date occurs, with the amount of any coinsurance, deductibles and out-of-pocket maximums he or she paid prior to the applicable Distribution Date during the plan year in which the Distribution Date occurs.

Section 1.05 Length of Service Crediting. Except to the extent otherwise required by applicable Law, applicable Labor Agreement, or as otherwise provided in this Agreement, effective as of no later than the Distribution Date, ElectronicsCo shall, or shall have caused the applicable member of the ElectronicsCo Group to, recognize all service of any ElectronicsCo Employee with RemainCo or any of its Affiliates and with any predecessor employer (to the extent such predecessor employer service was taken into account under the applicable Benefit Plan) for all purposes (including, for purposes of vesting, eligibility to participate and receive benefits, benefit forms, premium subsidies or credits, early retirement and waiver of any reduction factors, and benefit calculations and accruals) under any ElectronicsCo Benefit Plans, or ElectronicsCo Future Benefit Plans in which such ElectronicsCo Employee is, or becomes, eligible to participate on, or after, the Distribution Date (provided that vacation attributable to imputed or pre-employment service may be credited as other paid time off); provided, however, that, notwithstanding the foregoing, ElectronicsCo and each member of the ElectronicsCo Group shall not be required to recognize such service for purposes of benefit accruals under any ElectronicsCo Benefit Plans or ElectronicsCo Future Benefit Plans that (i) are defined benefit pension plans, (ii) are other post-employment benefit plans (for the avoidance of doubt, exclusive of Severance), or (iii) would result in the duplication of any benefits thereunder or the funding thereof.

Section 1.06 Vacation. Except to the extent otherwise required by applicable Law or applicable Labor Agreement, and notwithstanding anything to the contrary in this Agreement, as of no later than the Distribution Date, ElectronicsCo shall have Assumed, or caused the applicable member of the ElectronicsCo Group to Assume, all Liabilities for earned but unused vacation benefits of the ElectronicsCo Employees (the “ElectronicsCo Assumed Vacation Liabilities”), and all members of the RemainCo Group were relieved of, and shall have no Liabilities with respect to, such ElectronicsCo Assumed Vacation Liabilities as of the date of such Assumption.

Section 1.07 Severance.

(a) Severance for Terminations on or Prior to Distribution Date. Except to the extent otherwise required by applicable Law, applicable Labor Agreement, or as otherwise provided in this Agreement, if Severance was paid to any individual on or before the Distribution Date, the applicable entity that was the employing legal entity of such individual was responsible for making, and made, such payment of Severance pursuant to the applicable RemainCo Severance Plan and otherwise pursuant to the applicable Labor Agreement or applicable Law.

(b) Severance for Terminations Following the Distribution Date. Except to the extent otherwise required by applicable Law, applicable Labor Agreement, or as otherwise provided in this Agreement, if ElectronicsCo or any member of the ElectronicsCo Group terminates the employment of any ElectronicsCo Employee within twelve (12) months following the Distribution Date for any reason that entitles such employee to cash Severance under the applicable ElectronicsCo Severance Plan, ElectronicsCo shall pay to such employee at least the amount of cash Severance such employee would have received under the applicable RemainCo Severance Plan, in place immediately prior to the Distribution Date. The calculation of cash Severance shall factor in his or her additional length of service and changes in his or her eligible pay between the Distribution Date and the date of his or her termination, but without regard to any period of service before the Distribution Date that was taken into account in determining the amount of cash Severance actually previously paid or provided by any Party before the Distribution Date.

Section 1.08 Annual Cash Incentives. Annual cash incentive compensation earned or accrued by or in respect of any RemainCo Employee or ElectronicsCo Employee for the fiscal year in which the Distribution Date occurs shall be paid by a member of the applicable Group, in the year following the year in which the Distribution Date occurs, pursuant to the terms and conditions of the applicable Group annual cash incentive plan or policy in place on the Distribution Date.

Section 1.09 Equity Awards. Except as set forth on Schedule 1.09 to this Agreement:

(a) Shareholder Method Awards. Each Shareholder Method Award that is outstanding as of immediately prior to the Distribution shall be converted, effective as of the Distribution Date, into an ElectronicsCo Equity Award and a RemainCo Equity Award, and, immediately following such conversion, (i) the number of shares of ElectronicsCo Common Stock subject to such ElectronicsCo Equity Award (an “Adjusted ElectronicsCo Shareholder Method Award”) shall be equal to the number of shares of ElectronicsCo Common Stock that would have been received in the Distribution had the RemainCo Common Stock underlying the Shareholder Method Award been issued and outstanding immediately prior to the Distribution and (ii) the number of shares of RemainCo Common Stock subject to such RemainCo Equity Award (an “Adjusted RemainCo Shareholder Method Award”) shall be equal to the number of shares of RemainCo Common Stock subject to such RemainCo Equity Award immediately prior to the Distribution.

(b) Employer Method Other Awards. In the case of an Employer Method Other Award that is outstanding as of immediately prior to the Distribution and that is held by an ElectronicsCo Employee, such Employer Method Other Award shall be converted, as of the Distribution Date, into a time-based restricted stock unit (an “Adjusted ElectronicsCo RSU”) with respect to a number of ElectronicsCo Common Shares equal to (x) the number of shares of RemainCo Common Stock subject to the Employer Method Other Award, multiplied by (y) the ElectronicsCo Conversion Ratio, with such resulting number of ElectronicsCo Common Shares rounded up to the nearest number of whole shares (but with shares in respect of dividend equivalent units rounded to four decimal places).

(c) Employer Method Option/SAR Award. In the case of an Employer Method Option/SAR Award that is outstanding as of immediately prior to the Distribution and that is held by an ElectronicsCo Employee, such Employer Method Option/SAR Award shall be converted, as of the Distribution Date, into an option or stock appreciation right, as applicable (an “Adjusted ElectronicsCo Option/SAR”), in respect of a number of shares of ElectronicsCo Common Stock, rounded down to the nearest number of whole shares, equal to the product of the number of shares subject to the Employer Method Option/SAR Award multiplied by the ElectronicsCo Conversion Ratio, and with a per-share exercise price, rounded up to the nearest whole cent, equal to the Employer Method Option/SAR Award per share exercise price divided by the ElectronicsCo Conversion Ratio.

(d) Award Terms; Vesting; Treatment of Service. Except as otherwise provided in this Section 1.09, the terms and conditions applicable to the Adjusted ElectronicsCo Shareholder Method Awards, Adjusted RemainCo Shareholder Method Awards, Adjusted ElectronicsCo RSUs and Adjusted ElectronicsCo Option/SARs shall be substantially identical to the terms and conditions applicable to the applicable underlying RemainCo Equity Award (as set forth in the applicable plan, award agreement or in any otherwise applicable agreement with RemainCo or its Affiliates). All ElectronicsCo Equity Awards shall become vested upon the date the underlying RemainCo Equity Award would have otherwise vested in accordance with the existing terms and vesting schedule. For the avoidance of doubt, each Converted PSU that becomes an ElectronicsCo Equity Award shall be subject to solely service-based vesting conditions but shall otherwise remain subject to the same terms, conditions and vesting schedule as applied to such RemainCo Equity Award prior to the Distribution. For purposes of determining continued vesting in ElectronicsCo Equity Awards, continued service by the holder to the ElectronicsCo Group shall be treated as continuous service with ElectronicsCo.

(e) Certain Additional Considerations. Notwithstanding anything to the contrary in this Section 1.09:

(i) To the extent the Board determines before the Distribution Date that the treatment of an award as a Shareholder Method Award is not practicable due to applicable Laws or the potential imposition of adverse Taxes or penalties, such awards shall be treated as Employer Method Awards.

(ii) The Parties shall cooperate in good faith, in respect of jurisdictions outside the United States, to treat Shareholder Method Awards as Employer Method Awards where Tax or regulatory considerations render the treatment of Shareholder Method Awards unduly burdensome to the holder thereof.

(iii) All of the adjustments described in this Section 1.09 shall be effected in accordance with Sections 409A and 424 of the Code.

(iv) The Parties hereby acknowledge that the provisions of this Section 1.09 are intended to achieve certain Tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

(f) Equity Plan Adoption; Registration Statement.

(i) Effective as of the Distribution Date, ElectronicsCo shall have adopted an equity incentive plan (the “ElectronicsCo Stock Plan”), which permits the issuance of ElectronicsCo Equity Awards as described in this Section 1.09. The ElectronicsCo Stock Plan was approved before the Distribution Date by RemainCo as ElectronicsCo’s sole stockholder.

(ii) ElectronicsCo shall use commercially reasonable efforts to maintain effective registration statements with the Securities and Exchange Commission with respect to the ElectronicsCo Equity Awards described in this Section 1.09, to the extent any such registration statement is required by applicable Law.

(g) Settlement, Delivery; Tax Reporting and Withholding.

(i) From and after the applicable Distribution Date, (x) ElectronicsCo shall have sole responsibility for the settlement of and/or delivery of shares of ElectronicsCo Common Stock pursuant to ElectronicsCo Equity Awards to any holder of such award and shall be solely entitled to any exercise price payable in respect of ElectronicsCo Options, and except as otherwise provided in this Section 1.09(g) each ElectronicsCo shall do so without compensation from RemainCo, and (y) RemainCo shall have sole responsibility for the settlement of and/or delivery of shares of RemainCo Common Stock pursuant to RemainCo Equity Awards to any holder of such award and shall be solely entitled to any exercise price payable in respect of RemainCo Options, and except as otherwise provided in this Section 1.09(g) each RemainCo shall do so without compensation from ElectronicsCo.

(ii) Upon the vesting, payment or settlement, as applicable, of ElectronicsCo Equity Awards (in each case including with respect to dividends and dividend equivalents), ElectronicsCo shall be solely entitled to a Tax deduction in respect of, and shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of, each holder thereof who is or, upon their last employment termination, was employed by a member of the ElectronicsCo Group (or who holds the award in respect of any such individual), and for ensuring the collection and remittance of applicable employee withholding Taxes to the applicable Governmental Entity. To the extent shares of ElectronicsCo Common Stock are withheld and/or delivered to satisfy Tax withholding obligations in respect of the vesting, payment or settlement of ElectronicsCo Equity Awards, to the extent the issuer is not responsible pursuant to this clause (ii) for satisfying the applicable Tax withholding and remittance requirements, the issuer shall remit to the responsible Party cash in an amount sufficient to satisfy such requirements.

(iii) ElectronicsCo shall establish an appropriate administration system in order to handle in an orderly manner exercises of ElectronicsCo Options and the settlement of other ElectronicsCo Equity Awards and to effect the Tax benefits and obligations contemplated by this subsection (g). Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for Tax withholding/remittance, compliance with trading windows and compliance with the requirements of applicable Laws.

Section 1.10 Pension/OPEB/Welfare Benefit Claims.

(a) Non-U.S. Pension Plans.

(i) Except to the extent required by applicable Law or as otherwise provided in subsection (b)(ii), below, there shall be no Transfer of Assets or Liabilities (including, without limitation, with respect to Actions) between, or otherwise among the Parties in respect of, any Benefit Plan maintained by any of them or their respective Affiliates that is a non-U.S. defined benefit pension plan. For the avoidance of doubt, Schedule 1.10(a)(i) to this Agreement identifies those arrangements where there shall be a Transfer of Assets or Liabilities or both as required by applicable Law, and any arrangement not identified on such Schedule shall be deemed for purposes of this Agreement to be one for which such a Transfer of Assets or Liabilities is not required by applicable Law.

(ii) To the extent provided in Schedule 1.10(a)(ii) to this Agreement, the Parties shall cause the Transfer of Assets or Liabilities between, or otherwise among them in respect of, any Benefit Plan maintained by any of them or their respective Affiliates that are non-U.S. defined benefit pension plans, although such Transfer of Assets or Liabilities is not otherwise required by applicable Law.

(b) Other Post-Employment Benefits (“OPEB”).

(i) Except to the extent required by applicable Law or as otherwise provided in Section 1.10(b)(ii) or Section 1.10(b)(iii), below, there shall be no Transfer of Assets or Liabilities (including, without limitation, with respect to Actions) between, or otherwise among the Parties in respect of, any OPEB Plan. For the avoidance of doubt, Schedule 1.10(b)(i) to this Agreement identifies those OPEB Plans where there shall be a Transfer of Assets or Liabilities or both as required by applicable Law. Any OPEB Plan not identified on such Schedule shall be deemed for purposes of this Agreement to be one for which such a Transfer of Assets or Liabilities is not required by applicable Law.

(ii) The Benefit Plans identified on Schedule 1.10(b)(ii) to this Agreement shall be Assumed as indicated therein.

(iii) Notwithstanding anything to the contrary in Sections 1.03, 1.04 or 1.10, RemainCo shall Assume (or cause a member of its Group to Assume) Liabilities related to the RemainCo Long-Term Care Insurance Plan, which shall not be considered a Benefit for purposes of Section 1.03 or a Benefit Plan for purposes of Section 1.04.

(c) Welfare Benefit Claims. Notwithstanding anything to the contrary in this Agreement and except as set forth on Schedule 1.10(c) to this Agreement, ElectronicsCo shall remain responsible for any claims under any Benefit Plans that are welfare benefits plans that were incurred prior to the Distribution Date with respect to each ElectronicsCo Employee who is employed by ElectronicsCo or a member of the ElectronicsCo Group immediately prior to the Internal Reorganization. Except in the event of any claim for workers’ compensation benefits for purposes of Section 2.04, any claims shall be deemed to be incurred pursuant to the terms and conditions of the Benefit Plans that are welfare benefits plans; provided that the Parties shall use their best efforts to ensure that there is no failure to cover any claim that otherwise would have been covered under a Benefit Plans that are welfare benefits plans but for the provisions of this Agreement.

Section 1.11 Labor Matters. As of no later than the Distribution Date, (i) RemainCo or the applicable members of the RemainCo Group, shall have Assumed, in accordance with its terms, each of the RemainCo Labor Agreements covering RemainCo Employees immediately prior to the commencement of the Internal Reorganization; provided, however, that, with respect to any such RemainCo Labor Agreement that also covers ElectronicsCo Employees, RemainCo or the applicable member of the RemainCo Group shall have Assumed such RemainCo Labor Agreement only with respect to the RemainCo Employees, ElectronicsCo or a member of the ElectronicsCo Group, as applicable, shall have Assumed such RemainCo Labor Agreement only with respect to the ElectronicsCo Employees, as applicable; and (ii) ElectronicsCo or the applicable members of the ElectronicsCo Group shall have Assumed, in accordance with its terms, each of the ElectronicsCo Labor Agreements covering ElectronicsCo Employees immediately prior to the commencement of the Internal Reorganization; provided, however, that, with respect to any such ElectronicsCo Labor Agreement that also covers RemainCo Employees, ElectronicsCo or the applicable member of the ElectronicsCo Group shall have Assumed such ElectronicsCo Labor Agreement only with respect to ElectronicsCo Employees and RemainCo, a member of the RemainCo Group, as applicable, shall have Assumed such ElectronicsCo Labor Agreement only with respect to RemainCo Employees, as applicable. Notwithstanding anything to the contrary in this Agreement, as of the Distribution Date, except as agreed with the applicable union or labor organization: (i) RemainCo shall continue to honor, or cause the applicable members of the RemainCo Group to continue to honor, in accordance with their terms, each of the RemainCo Labor Agreements; and (ii) ElectronicsCo shall continue to honor, or cause the applicable members of the ElectronicsCo Group to continue to honor, in accordance with their terms, each of the ElectronicsCo Labor Agreements. As of no later than the Distribution Date, each Party complied, or caused the applicable member of its Group to comply, with any obligations it had under applicable Laws and applicable Labor Agreements to inform and/or consult with any Employee Representative Body or group of employees in connection with this Agreement, the arrangements proposed in this Agreement, the Internal Reorganization and/or the Distributions.

Section 1.12 Expatriate Assignments.

(a) Allocation of Liabilities for Concluded Expatriate Assignments. Except to the extent otherwise required by applicable Law, and notwithstanding anything to the contrary in Section 1.15: (i) RemainCo shall, or shall cause the applicable member of the RemainCo Group to, Assume (1) all Liabilities (including obligations, if any, to administer, or provide post-repatriation benefits or services under, RemainCo’s expatriate programs) arising from or relating to each RemainCo Employee whose expatriate assignment ended as of no later than the Distribution Date (without regard to which Party or Group member initiated such expatriate assignment), and (2) all rights to receive any repayment or reimbursement (including repayment or reimbursement of any trailing tax reconciliation or tax equalization by the applicable RemainCo Employee) from such RemainCo Employee; and (ii) ElectronicsCo shall, or shall cause the applicable member of the ElectronicsCo Group to, Assume (1) all Liabilities (including obligations, if any, to administer, or provide post-repatriation benefits or services under, RemainCo’s expatriate programs) arising from or relating to each ElectronicsCo Employee whose expatriate assignment ended as of no later than the Distribution Date (without regard to which Party or Group member initiated such expatriate assignment), and (2) all rights to receive any repayment or reimbursement (including repayment or reimbursement of any trailing tax reconciliation or tax equalization by the applicable ElectronicsCo Employee) from such ElectronicsCo Employee.

(b) Allocation of Liabilities for Ongoing Expatriate Assignments. Except to the extent otherwise required by applicable Law, and notwithstanding anything to the contrary in Section 1.15: (i) RemainCo shall, or shall cause the applicable member of the RemainCo Group to, Assume all (1) Liabilities (including obligations, if any, to provide post-repatriation benefits or services under RemainCo’s expatriate programs; provided that, except as otherwise required by applicable Law or applicable Labor Agreement, there shall be no obligation to continue such benefits or services) arising from or relating to each RemainCo Employee whose expatriate assignment began prior to the Distribution Date and which expatriate assignment is still in progress on the Distribution Date (without regard to which Party or Group member initiated such expatriate assignment); and (2) rights to receive any repayment or reimbursement (including repayment or reimbursement of any trailing tax reconciliation or tax equalization by the applicable RemainCo Employee) from such RemainCo Employee; and (ii) ElectronicsCo shall, or shall cause the applicable member of the ElectronicsCo Group to, Assume all (1) Liabilities (including obligations, if any, to provide post-repatriation benefits or services under RemainCo’s expatriate programs, as applicable; provided, that, except as otherwise required by applicable Law or applicable Labor Agreement, there shall be no obligation to continue such benefits or services) arising from or relating to each ElectronicsCo Employee whose expatriate assignment began prior to the Distribution Date, and which expatriate assignment is still in progress on the Distribution Date (without regard to which Party or Group member initiated such expatriate assignment); and (2) rights to receive any repayment or reimbursement (including repayment or reimbursement of any trailing tax reconciliation or tax equalization by the applicable ElectronicsCo Employee) from such ElectronicsCo Employee.

Section 1.13 Non-Solicitation.

(a) RemainCo has invested significant time, costs and resources to select the employees for their proper roles within their respective workforces. To ensure that RemainCo receives the benefit of such investments and retains skilled employees necessary to conduct its business, for a period commencing on the Distribution Date and ending twenty-four (24) months following the Distribution Date, without the prior written consent of RemainCo’s Chief Human

Resources Officer, ElectronicsCo shall not, and shall cause the members of the ElectronicsCo Group not to, directly or indirectly, solicit, or otherwise hire for employment or engage to provide services: (1) any employee of any member of the RemainCo Group (excluding any ElectronicsCo Employee who is a Delayed Employment Employee, subject to the terms of Section 1.02(b)); or (2) within six (6) months of the applicable termination of employment, any former employee of any member of the RemainCo Group; provided, however, that this Section 1.13(a) shall not apply to an employee who was involuntarily terminated by RemainCo. Notwithstanding the foregoing, the restrictions on solicitation in this Section 1.13(a) shall not apply to hiring for employment or engaging to provide services following response to a solicitation made to the public generally through a bona fide public advertisement or job posting that is not targeted at employees of RemainCo or of any member of the RemainCo Group.

(b) If, at the time of enforcement of this Section 1.13, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and other restrictions then permitted by applicable Law.

Section 1.14 Employee Records. To the extent required by applicable Law, as of no later than the Distribution Date each Party shall have transferred, and shall have caused the applicable member of its Group to transfer, copies of all applicable employee records, data or information, and compliance-related training documents, with respect to each Impacted Employee to the applicable Party or applicable member of its Group (“Employee Records”) in a manner compliant with applicable Law and Section 9.10 (Personal Data) of the Separation Agreement; provided, however, that no transfers were made to the extent such employee records were already in the possession and control of the applicable member of its Group. For the avoidance of doubt, Employee Records do not include (i) “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar state, local or foreign Law or (ii) performance records. Any employee records, data or information not transferred pursuant to this Section 1.14 shall be preserved by the Party in control of such records, data or information for at least as long as required by applicable Law, and the Party in control of such records, data or information shall provide access to such records, data and information in accordance with and subject to the terms of Section 9.1 (Preservation of Corporate Records) and Section 9.2 (Provision of Corporate Records) of the Separation Agreement.

Section 1.15 HR Liabilities.

(a) In General. Except to the extent otherwise required by applicable Law or as otherwise provided in this Agreement: (i) RemainCo shall, or shall cause a member of the RemainCo Group to, Assume all of the RemainCo HR Liabilities; and (ii) ElectronicsCo shall, or shall cause a member of the ElectronicsCo Group to, Assume all of the ElectronicsCo HR Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise; (B) whether the facts upon which they are based occurred prior to, on, or subsequent to the Effective Time; (C) where or against whom such Liabilities are asserted or determined; (D) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud, or misrepresentation by any member of the RemainCo Group or ElectronicsCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries, or Affiliates; and (E) which entity is named in any Action associated with any Liability.

(b) Liabilities for Non-Consenting Employees. Except to the extent otherwise required by applicable Law or as otherwise provided in this Agreement, including Section 1.07:

(i) RemainCo shall, or shall cause a member of the RemainCo Group to, Assume all of the HR Liabilities related to any Non-Consenting Employee who was Ring-Fenced to be a RemainCo Employee, regardless of (A) when or where such Liabilities arose or arise; (B) whether the facts upon which they are based occurred prior to, on, or subsequent to the Effective Time; (C) where or against whom such Liabilities are asserted or determined; (D) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud, or misrepresentation by any member of the RemainCo Group or ElectronicsCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries, or Affiliates; and (E) which entity is named in any Action associated with any Liability;

(ii) ElectronicsCo shall, or shall cause a member of the ElectronicsCo Group to, Assume all of the HR Liabilities related to any Non-Consenting Employee who was Ring-Fenced to be an ElectronicsCo Employee, regardless of (A) when or where such Liabilities arose or arise; (B) whether the facts upon which they are based occurred prior to, on, or subsequent to the Effective Time; (C) where or against whom such Liabilities are asserted or determined; (D) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud, or misrepresentation by any member of the RemainCo Group or ElectronicsCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries, or Affiliates; and (E) which entity is named in any Action associated with any Liability.

(c) Liabilities for Former Employees. Except to the extent otherwise required by applicable Law or as otherwise provided in Section 1.15(b) with respect to Non-Consenting Employees or this Section 1.15(c) with respect to Former Other Business Employees, any HR Liability in respect of individuals who, as of immediately prior to the Distribution Date, are (i) former employees of RemainCo or any of its Affiliates or any of their respective predecessors or former Affiliates, shall be a RemainCo HR Liability; and (ii) former employees of ElectronicsCo or any of its Affiliates or any of their respective predecessors or former Affiliates, shall be an ElectronicsCo HR Liability. With respect to the HR Liabilities pertaining to any Former Other Business Employee, to the extent not otherwise addressed herein, the principles of Article VII (Legacy Liabilities) of the Separation Agreement apply to such HR Liability.

(d) Joint and Several Liabilities. With respect to HR Liabilities that, under applicable Law or Labor Agreement, result in joint and several liability between two or more Parties, such HR Liabilities, to the extent not otherwise addressed herein, shall be apportioned among the Parties based on the principles of the Article VIII (Indemnification) of the Separation Agreement in respect of shared liabilities.

Section 1.16 Indemnification. Except to the extent otherwise required by applicable Law or as otherwise provided in this Agreement:

(a) RemainCo Indemnification. RemainCo shall, and shall cause each member of the RemainCo Group to, indemnify, defend, and hold harmless the ElectronicsCo Indemnitees from and against any and all Indemnifiable Losses of the ElectronicsCo Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with any failure of RemainCo or any member of the RemainCo Group to discharge any of their respective obligations (including such obligations of RemainCo that may arise prior to the Distribution Date) under this Agreement, including failure to Assume any HR Liability in accordance with this Agreement.

(b) ElectronicsCo Indemnification. ElectronicsCo shall, and shall cause each member of the ElectronicsCo Group to, indemnify, defend, and hold harmless the RemainCo Indemnitees from and against any and all Indemnifiable Losses of the RemainCo Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with any failure of ElectronicsCo or any member of the ElectronicsCo Group to discharge any of their respective obligations (including such obligations of ElectronicsCo that may arise prior to the Distribution Date) under this Agreement, including failure to Assume any HR Liability in accordance with this Agreement.

(c) The following sections of the Separation Agreement shall apply mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement: Section 8.4 (Procedures for Third-Party Claims), excluding Section 8.4(f) thereof, Section 8.5 (Procedures for Direct Claims), Section 8.6 (Cooperation in Defense and Settlement), Section 8.7 (Indemnification Payments), Section 8.8 (Indemnification Obligations Net of Insurance Proceeds and Other Amounts) and Section 8.9 (Additional Matters; Survival of Indemnities).

Section 1.17 Compliance with Applicable Laws. Notwithstanding any obligation set forth in this Agreement, on and following the Distribution Date, each Party shall, and shall cause each member of its Group to, comply with all applicable Laws with respect to the hiring, employment, or termination of employment of any Impacted Employee. For the avoidance of doubt, if any Party or member of its Group fails to discharge its obligations under this section, any Indemnifiable Losses suffered by either of the other two Parties or any members of their respective Groups arising from such failure shall be subject to indemnification pursuant to this Section 1.17.

Section 1.18 Transition Services. Except as expressly provided otherwise in this Agreement, the Parties agree that no member of any Group shall provide, or shall cause to be provided, any transition services on and after the Distribution Date in respect of employee benefits or human resources services for any Impacted Employees.

Section 1.19 Good-Faith Negotiations. Notwithstanding anything in this Agreement to the contrary (including the treatment of outstanding equity awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that provided herein.

Section 1.20 Third-Party Beneficiaries. Notwithstanding anything contained in the Agreement to the contrary, no provision of this Agreement is intended to, or does, require any Party to keep any Person employed for any period of time or constitute the establishment or adoption of, or amendment to, any Benefit Plan. This Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 1.21 Effective Time. This Agreement shall be effective as of the Effective Time and shall cease to be of any force or effect if the Separation Agreement is terminated.

Section 1.22 Assignment Of Employment Agreements. RemainCo agrees that, notwithstanding the terms of any Employment Agreement between any member of RemainCo Group and any ElectronicsCo Employee, to the extent assignable under the terms of the Employment Agreement, applicable Law, and any applicable Labor Agreement, RemainCo (or the applicable member of the RemainCo Group) hereby assigns all Employment Agreements between any ElectronicsCo Employee and any member of the RemainCo Group to ElectronicsCo (and, to the extent that any such Employment Agreements cannot be assigned under the terms of the Employment Agreement, applicable Law, or an applicable Labor Agreement, RemainCo (or the applicable member of the RemainCo Group) hereby recognizes ElectronicsCo (and any applicable member of the ElectronicsCo Group) as a third-party beneficiary with respect to any Employment Agreements). ElectronicsCo agrees that, notwithstanding the terms of any Employment Agreement between any member of ElectronicsCo Group and any RemainCo Employee, to the extent assignable under the terms of the Employment Agreement, applicable Law, and any applicable Labor Agreement, ElectronicsCo (or the applicable member of the ElectronicsCo Group) hereby assigns all Employment Agreements between any RemainCo Employee and any member of the ElectronicsCo Group to RemainCo (and, to the extent that any such Employment Agreements cannot be assigned under the terms of the Employment Agreement, applicable Law, and any applicable Labor Agreement, ElectronicsCo (or the applicable member of the ElectronicsCo Group) hereby recognizes RemainCo (and any applicable member of the RemainCo Group) as a third-party beneficiary with respect to any Employment Agreements).

ARTICLE II

UNITED STATES

The provisions of this Article II apply only in respect of matters that arise in respect of the employment of individuals within the United States or the termination thereof.

Section 2.01 U.S. Tax-Qualified Defined Contribution Plans. Effective as of the Distribution Date, contributions under the RemainCo Retirement Savings Plan (the “RemainCo 401(k) Plan”) shall cease in respect of ElectronicsCo Employees who participated in the RemainCo 401(k) Plan (each, an “ElectronicsCo 401(k) Participant”). Effective as of no later than the Distribution Date, ElectronicsCo shall have adopted, or shall have caused the applicable member of the ElectronicsCo Group to adopt, a defined contribution retirement plan that satisfies the requirements of Section 401(a) and 401(k) of the Code (the “ElectronicsCo 401(k) Plan”) and shall permit ElectronicsCo 401(k) Participants to participate therein effective as of the Distribution Date. RemainCo Employees who participate in the RemainCo 401(k) Plan as of the Distribution Date shall continue to participate in the RemainCo 401(k) Plan following the Distribution Date.

(a) ElectronicsCo 401(k) Participants shall be given credit under the ElectronicsCo 401(k) Plan for all service with RemainCo Group and its respective predecessors as if it were service with ElectronicsCo Group for purposes of determining eligibility and vesting under the ElectronicsCo 401(k) Plan.

(b) ElectronicsCo shall, or shall cause the applicable member of the ElectronicsCo Group to, cause the trustee of the ElectronicsCo 401(k) Plan to accept as a direct rollover (within the meaning of Section 401(a)(31) of the Code) any distribution from the RemainCo 401(k) Plan, excluding any participant loan balances, to the extent the request of such rollover shall not cause the ElectronicsCo 401(k) Plan to fail to satisfy the requirements of Section 401(a) of the Code.

Section 2.02 U.S. Non-Retiree Welfare Benefits.

(a) Welfare Benefit Plans. (i) ElectronicsCo shall have designated welfare benefit plans, as of no later than the Distribution Date, for the U.S. ElectronicsCo Employees (the “ElectronicsCo Group U.S. Welfare Plans”); and (ii) RemainCo shall have designated welfare benefit plans, as of no later than the Distribution Date, for the U.S. RemainCo Employees (the “RemainCo Group U.S. Welfare Plans” and, together with the ElectronicsCo Group U.S. Welfare Plans, the “Group U.S. Welfare Plans”).

Section 2.03 Non-Qualified Deferred Compensation Plans.

(a) In General. Except as provided in Section 2.03(b) below, prior to the Distribution Date, ElectronicsCo shall, or shall have caused the applicable member of the ElectronicsCo Group to, (i) establish nonqualified deferred compensation plans with terms that are substantially similar to the nonqualified deferred compensation plans identified on Schedule 2.03(a) of this Agreement and (ii) assume the Assets and Liabilities in respect of the deferred compensation plan obligations pertaining to each ElectronicsCo Employee who is a participant in the nonqualified deferred compensation plans identified on Schedule 2.03(a) of this Agreement.

(b) Except as provided in Section 2.03(a), there shall be no Transfer among the Parties or their Affiliates of Assets or Liabilities in respect of nonqualified deferred compensation plans maintained by any of them or their respective Subsidiaries. Effective as of no later than the Distribution Date, the active participation of each ElectronicsCo Employee who is a participant in a nonqualified deferred compensation plan (each, an “ElectronicsCo NQ Participant”) with a “Plan Account” under the Amended and Restated DuPont de Nemours, Inc. Trust Agreement shall cease. The Parties acknowledge that none of the transactions by the Separation Agreement will trigger a payment or distribution of any “Plan Account” and, consequently, that the payment or distribution to which any such participant is entitled will occur upon such participant’s separation from service from a member of the applicable Group or such other time as provided in the applicable nonqualified deferred compensation plan and such participant’s deferral election. Following the Distribution Date, the applicable ElectronicsCo Group shall promptly notify RemainCo if any ElectronicsCo NQ Participant experiences a “separation from service” within the meaning of Section 409A of the Code on or following the Distribution Date.

Section 2.04 Workers’ Compensation Claims.

(a) Without limiting Sections 1.16, 4.03 or 4.04, and without regard to the legal entity obligated to discharge such Liabilities under applicable Law, (i) RemainCo shall be responsible for all claims for workers’ compensation benefits which are incurred at any time by RemainCo Employees or former employees of RemainCo or any of its Affiliates or any of their respective predecessors or former Affiliates; and (ii) ElectronicsCo shall be responsible for all claims for workers’ compensation benefits which are incurred at any time by ElectronicsCo Employees or former employees of ElectronicsCo or any of its Affiliates or any of their respective predecessors or former Affiliates; provided, however, that (A) if RemainCo is unable to assume any such Liabilities or the administration of any such claim because of applicable Law or Contract, ElectronicsCo or the applicable member of the ElectronicsCo Group shall administer and/or discharge such Liabilities, as applicable, and RemainCo or the applicable member of the RemainCo Group shall reimburse and indemnify ElectronicsCo or the applicable member of the ElectronicsCo Group for all such Liabilities, and (B) if ElectronicsCo is unable to assume any such Liabilities or the administration of any such claim because of applicable Law or Contract, RemainCo or the applicable member of the RemainCo Group shall administer and/or discharge such Liabilities, as applicable, and ElectronicsCo or the applicable member of the ElectronicsCo Group shall reimburse and indemnify RemainCo or the applicable member of the RemainCo Group for all such Liabilities.

(b) For purposes of this Section 2.04, a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs, and all Liabilities attributable thereto (regardless when payable) shall be deemed to relate back to such event.

Section 2.05 Payroll and Related Taxes.

(a) Allocation of Payroll and Related Obligations. Each entity that is the employing legal entity of any RemainCo Employee or ElectronicsCo Employee during any portion of the year in which the Distribution Date occurs shall, in respect of the period of his or her employment, be responsible in respect of such employee for all payroll obligations, Tax withholdings, other applicable payroll deductions (including garnishments and union dues), and Tax reporting obligations (including delivery of a Form W-2 or similar earnings statement covering the tax year in which the Distribution Date occurs), and the applicable employer shall separately account for any such withholdings or deductions and apply them exclusively in satisfaction of the obligation in respect of which they were withheld or deducted.

ARTICLE III

ADDITIONAL DEFINED TERMS

Section 3.01 Certain Defined Terms. Except as noted in Section 3.02, terms used herein shall have the meanings defined below:

“Action” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Affiliate” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Ancillary Agreements” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Assets” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Assume” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Benefit Plans” means all compensation and benefit plans, including any welfare plans, medical, dental, and vision plans, life insurance plans, cafeteria plans, retirement plans, and other deferred compensation plans.

“Benefits” means all benefits offered to new hires under the Benefit Plans of the applicable Party or member of the applicable Group.

“Business” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Business Day” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Code” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Consents” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Converted PSU” means each RemainCo Equity Award that is a Performance Share Unit granted prior to 2025 which has been adjusted and converted into a Restricted Stock Unit, as determined by the RemainCo Board or a committee thereof based on attainment of the actual level of performance immediately prior to the Distribution Date.

“Conveyancing and Assumption Instrument” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Discontinued and/or Divested Operations and Businesses” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Distribution” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Distribution Date” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Effective Time” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“ElectronicsCo Assets” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“ElectronicsCo Business” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement

“ElectronicsCo Benefit Plan” means any Benefit Plan that ElectronicsCo or any member of the ElectronicsCo Group sponsors, maintains, or contributes to that is in place as of the Distribution Date.

“ElectronicsCo Conversion Ratio” means a fraction, the numerator of which is the Pre-ElectronicsCo Share Price, and the denominator of which is the Post-ElectronicsCo Share Price.

“ElectronicsCo Employee” means any RemainCo Employee who has been Ring-Fenced to the ElectronicsCo Business, as memorialized in accordance with Section 1.01.

“ElectronicsCo Equity Award” means a RemainCo Equity Award that, after application of Section 1.09, is denominated in ElectronicsCo Common Stock.

“ElectronicsCo Future Benefit Plan” means any Benefit Plan that ElectronicsCo or any member of the ElectronicsCo Group assumes, adopts, establishes, or begins sponsoring, maintaining, or contributing to on or after the Distribution Date.

“ElectronicsCo Group” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“ElectronicsCo HR Liabilities” means all HR Liabilities for any ElectronicsCo Employee (including any ElectronicsCo Employee who ceases employment with ElectronicsCo and any member of the ElectronicsCo Group prior to the Internal Reorganization or the Distribution Date, as applicable), and any HR Liability allocated to ElectronicsCo pursuant to Section 1.15 or otherwise allocated to ElectronicsCo pursuant to this Agreement.

“ElectronicsCo Indemnitees” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“ElectronicsCo Labor Agreement” means any agreement with any Employee Representative Body that pertains to any ElectronicsCo Employees.

“ElectronicsCo Option” means each ElectronicsCo Equity Award that is a Stock Option.

“ElectronicsCo SAR” means each ElectronicsCo Equity Award that is a Stock Appreciation Right.

“ElectronicsCo Severance Plan” means any ElectronicsCo Benefit Plan that provides Severance, as determined as of the applicable Distribution Date.

“Employee Representative Body” means any union, works council, or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of any employees.

“Employment Agreement” means any agreement or contract between any ElectronicsCo Employee or RemainCo Employee with a member of the ElectronicsCo Group or a member of the RemainCo Group, including, but not limited to, restrictive covenant agreements, nondisclosure agreements, intellectual property agreements, work product agreements, confidentiality agreements, offer letters, employment agreements, executive compensation agreements (such as long term or short-term incentive agreements, or other incentive agreements), bonus or incentive agreements, settlement agreements, separation agreements, release agreements, consents, or assignment agreements.

“Employer Method Award” means each RemainCo Equity Award that is not a Shareholder Method Award.

“Employer Method Option/SAR Award” means each Employer Method Award that is not an Employer Method Other Award.

“Employer Method Other Award” means each Employer Method Award that is not a Stock Option or Stock Appreciation Right.

“Final Determination” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Former Other Business Employee” means (other than any RemainCo Employees or ElectronicsCo Employees, as applicable) any former employee (as of immediately prior to the Distribution Date) whose employment with the RemainCo Group or ElectronicsCo Group or any of their respective predecessors or former Affiliates was primarily related to the Discontinued and/or Divested Operations and Businesses and who, as of immediately prior to the Distribution Date, was no longer employed by any of the Parties or a member of their Group.

“Governmental Entity” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Group” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“HR Liabilities” means all Liabilities arising out of, by reason of, or otherwise in connection with, the hiring of, employment of, or termination of the employment of any employee by the applicable Party or applicable member of its Group or predecessor thereof.

“Impacted Employee” means each RemainCo Employee and ElectronicsCo Employee, as applicable (other than any such employee who ceases employment with RemainCo and its Affiliates prior to the Distribution Date).

“Indemnifiable Loss” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Indemnifying Party” shall have the meaning ascribed to it in Section 1.1 (Definitions)of the Separation Agreement.

“Indemnitee” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Internal Reorganization” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Labor Agreement” means any agreement with any Employee Representative Body that pertains to any Impacted Employees.

“Law” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Liabilities” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Non-Consenting Employee” means: any (i) RemainCo Employee; or (ii) ElectronicsCo Employee, in each of the foregoing cases, who has the right under applicable Law or applicable Labor Agreement to object to, opt out of, refuse to Consent to, or otherwise fail to acquiesce to, and who has (x) validly objected to, opted out of, refused to Consent to, or otherwise failed to acquiesce to, the automatic transfer of their employment to the applicable Party or a member of its Group by operation of applicable Law, in cases where such employee is subject to automatic transfer by operation of applicable Law, (y) validly refused to Consent to, refused to accept the offer to, refused to execute a tripartite agreement or otherwise failed to acquiesce to, become an employee of the applicable Party or member of its Group, or (z) validly objected to, opted out of, refused to Consent to, or otherwise failed to acquiesce to, changes in his or her compensation or employee benefits by validly resigning or terminating his or her employment with, validly withdrawing his or her Consent to employment with, or validly rejecting his or her transfer to, the applicable Party or a member of its Group, in accordance with and to the extent permitted by applicable Law or an applicable Labor Agreement.

“OPEB Plan” means any Benefit Plan that is considered another post-employment benefit plan, including retiree medical and retiree life insurance arrangements. For the avoidance of doubt, OPEB shall not include any Benefit Plan that is a pension or other defined benefit plans, Severance plan or deferred compensation plan.

“Performance Stock Unit” means a performance-based restricted stock unit award originally granted under a RemainCo Equity Plan.

“Person” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Post-ElectronicsCo Share Price” means the 1-day volume weighted average price of ElectronicsCo Common Stock on the New York Stock Exchange, on the trading date immediately following the Distribution Date (or, if none, on the first trading day thereafter).

“Pre-ElectronicsCo Share Price” means the closing per-share price of RemainCo Common Stock on the New York Stock Exchange on the day immediately prior to the Distribution Date (or, if none, on the first trading day thereafter).

“Relevant Jurisdiction” means any jurisdiction in which one or more employees are employed immediately prior to the Effective Time.

“RemainCo Assets” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“RemainCo Business” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“RemainCo Benefit Plan” means any Benefit Plan that RemainCo or any member of the RemainCo Group sponsors, maintains, or contributes to that is in place as of the Distribution Date.

“RemainCo Common Stock” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“RemainCo Employee” means any RemainCo Employee who has been Ring-Fenced to the RemainCo Business, as memorialized in accordance with Section 1.01.

“RemainCo Equity Award” means an equity incentive award to be issued by RemainCo in accordance with Section 1.09.

“RemainCo Equity Plans” means the RemainCo 2020 Equity and Incentive Plan and the RemainCo Omnibus Incentive Plan (in each case, as may be amended from time to time).

“RemainCo Group” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“RemainCo HR Liabilities” means all HR Liabilities for any RemainCo Employee (including any RemainCo Employee who ceases employment with RemainCo and its Affiliates prior to the Internal Reorganization or the Distribution Date, as applicable), and any HR Liability allocated to RemainCo pursuant to Section 1.15 or otherwise allocated to RemainCo pursuant to this Agreement.

“RemainCo Indemnitees” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“RemainCo Labor Agreement” means any agreement with any Employee Representative Body that pertains to any RemainCo Employees.

“RemainCo Option” means each RemainCo Equity Award that is a Stock Option.

“RemainCo Severance Plan” means any RemainCo Benefit Plan that provides Severance, as determined as of the Distribution Date.

“Restricted Stock Unit” means a time-based restricted stock unit award originally granted under a RemainCo Equity Plan.

“Ring-Fence” or “Ring-Fenced” means the selection for alignment of each RemainCo Employee to the RemainCo Business or the Electronics Business, as applicable.

“Severance” means any severance, redundancy or other similar separation benefit.

“Shareholder Method Award” means (i) each RemainCo Equity Award held by a non-employee member of the RemainCo Board and (ii) each RemainCo Equity Award held by executives aligned to EX and EX2 grades, including any Converted PSUs, but excluding any RemainCo Equity Award that is a (x) Performance Share Unit granted in 2025 or (y) RemainCo Option.

“Solicit” means any acts or attempts by any Party (the “Soliciting Party”) to (i) solicit, entice, recruit, or otherwise induce to (x) terminate employment with the then-current employing Party or with a member of such Party’s Group, and/or (y) commence employment with the Soliciting Party or with a member of such Soliciting Party’s Group; or (ii) order, pressure, incentivize, encourage, induce or otherwise cause any other Person to engage in any of the conduct set forth in clause (i) of this definition.

“STD Employee” means any ElectronicsCo Employee who (i) is not able to work because of a serious health condition, and (ii) is receiving (or who has applied for and then receives) short-term disability or income replacement benefits from RemainCo or a member of the RemainCo Group or ElectronicsCo or a member of the ElectronicsCo Group, in the United States.

“Stock Appreciation Right” means a right to receive a cash payment equal in value to the excess of the fair market value of the common stock on the date of exercise over the exercise price per share established in connection with the grant of the stock appreciation right originally granted under a RemainCo Equity Plan.

“Stock Option” means an option to acquire common stock originally granted under a RemainCo Equity Plan; provided, that, “Stock Option” shall not include any option denominated in shares of common stock of Corteva, Inc. or Dow Inc.

“Subsidiary” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Tax” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Tax Contest” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Tax Matters Agreement” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Tax Return” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Taxing Authority” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“Transfer” shall have the meaning ascribed to it in Section 1.1 (Definitions) of the Separation Agreement.

“U.S. Impacted Employees” means each Impacted Employee whose primary work location country, immediately prior to the Distribution Date, is the United States.

Section 3.02 Other Defined Terms in this Agreement. The following terms have the meanings set forth in the sections of this Agreement set forth below:

Definition	Location in Agreement
Adjusted ElectronicsCo Shareholder Method Award	Section 1.09(a)
Adjusted RemainCo Shareholder Method Award	Section 1.09(a)
Adjusted ElectronicsCo RSU	Section 1.09(b)
Adjusted ElectronicsCo Option/SAR	Section 1.09(c)
Agreement	Preamble
Board	Recitals
Delayed Employment Date	Section 1.02(b)
Delayed Employment Employee	Section 1.02(b)
ElectronicsCo	Preamble
ElectronicsCo 401(k) Participant	Section 2.01
ElectronicsCo 401(k) Plan	Section 2.01
ElectronicsCo Assumed Vacation Liabilities	Section 1.06
ElectronicsCo Group U.S. Welfare Plans	Section 2.02(a)
ElectronicsCo NQ Participant	Section 2.03(a)
ElectronicsCo Stock Plan	Section 1.09(f)(i)
Group U.S. Welfare Plans Section	2.02(a)
Employee Records	Section 1.14
LTD Employes	Section 1.04(d)
Other Post-Employment Benefits	Section1.10
Parties	Preamble
Party	Preamble
Plan Account	Section 2.03(b)
RemainCo	Preamble
RemainCo 401(k) Plan	Section 2.01
RemainCo Group U.S. Welfare Plans	Section 2.02(a)
Ring-Fence Error	Section 1.01(b)
Separation Agreement	Recitals

ARTICLE IV

GENERAL PROVISIONS

Section 4.01 General. Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause the other members of its Group to, cooperate with each other and use commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on their respective parts under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

Section 4.02 Limitation of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

Section 4.03 Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) Except as otherwise set forth herein, to the extent that any Transfers or Assumptions contemplated by this Agreement shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the Transfer of all Assets and Assumption of all Liabilities contemplated hereby to the fullest extent permitted by applicable Law.

(b) If and when the Consents and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to this Agreement, are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Effective Time.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to this Agreement shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability;

and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be. Except as otherwise expressly provided herein, none of RemainCo or ElectronicsCo or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Assets or Liabilities not Transferred as of the Effective Time; provided, however, that any Party to which such Asset or Liability has not been Transferred or Assumed, respectively, due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability may request that the Party retaining such Asset or Liability commence litigation, which request shall be considered in good faith by the Party retaining such Asset or Liability; provided, further, that a Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 4.03, but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with this Section 4.03.

(d) Notwithstanding anything else set forth in this Section 4.03 to the contrary, none of RemainCo or ElectronicsCo, nor any of their Subsidiaries, shall be required by this Section 4.03 to take any action that may, in the good faith judgment of such Person, (x) result in a violation of any obligation which any such Person has to any third party; or (y) violate applicable Law.

(e) The failure to obtain a Consent shall not in and of itself constitute a breach of this Agreement; provided, that, the foregoing shall not preclude consideration of a Party’s efforts in pursuing such Consent for purposes of determining compliance with this Section 4.03.

(f) To the extent permitted by applicable Law, with respect to Assets and Liabilities described in Section 4.03(a), each of ElectronicsCo and RemainCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Distribution Date; and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Distribution Date; and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

Section 4.04 Wrong Pockets. Subject to Section 4.03, Section 2.6 (Wrong Pockets; Mail & Other Communications) of the Separation Agreement shall apply mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement

Section 4.05 Novation of Liabilities. Section 2.9 (Novation of Liabilities) of the Separation Agreement shall apply mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement.

Section 4.06 Negotiation and Arbitration. In the event of a controversy, dispute or Action between the Parties arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby or thereby, the following sections of the Separation Agreement shall apply mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement: Section 10.1 (Negotiation and Arbitration) and Section 10.2 (Continuity of Service and Performance).

Section 4.07 Insurance. Subject to Section 2.04, Article XI of the Separation Agreement (Insurance) shall apply mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement.

Section 4.08 Miscellaneous.

(a) Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Separation Agreement, the Ancillary Agreements, and, solely to the extent and for the limited purpose of effecting the Internal Reorganization, the Conveyancing and Assumption Instruments shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (i) this Agreement and the Separation Agreement, the Separation Agreement shall control; (ii) this Agreement and any Conveyancing and Assumption Instrument, this Agreement shall control; and (iii) this Agreement and any agreement which is not another Ancillary Agreement (other than a Conveyancing and Assumption Instrument), this Agreement shall control unless both (x) it is specifically stated in such agreement that such agreement controls and (y) such agreement has been executed by a member of the Group that it is to be enforced against. Except as expressly set forth in the Separation Agreement, this Agreement or any other Ancillary Agreement, (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement, and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

(b) Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by any other Ancillary Agreements.

(c) Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

(d) Survival of Agreements. Except as otherwise contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement, the Separation Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

(e) Expenses. Except as otherwise provided in this Agreement, the Separation Agreement, including Section 2.12 (Payment of Specified Transaction Expenses), or any Ancillary Agreement, RemainCo shall be liable for costs and expenses incurred, by members of the RemainCo Group or the ElectronicsCo Group prior to the Distribution and directly related to the consummation of the transactions contemplated hereby (including the financing transactions contemplated hereby), including third party professional fees (e.g., outside legal and accounting fees) and other fees and expenses incurred in connection with the preparation, execution and delivery and implementation of this Agreement, costs and expenses relating to the Distribution Disclosure Documents and the Distribution (including, printing, mailing and filing fees), costs and expenses incurred with the listing of ElectronicsCo’s common stock on a stock exchange in connection with the Distribution, and costs and expenses incurred in connection with the Internal Reorganization (collectively, “Transaction Expenses”); provided, however, in the event of any inconsistency between Section 12.5 (Expenses) of the Separation Agreement, on the one hand, and clauses (iv), (xv) and (xvii)(b) of the definition of ElectronicsCo Liabilities and clauses (iv), (xv) and (xvi)(b) of the definition of RemainCo Liabilities, on the other hand, clauses (iv) and (xvii)(b) of the definition of ElectronicsCo Liabilities and clauses (iv) and (xvi)(b) of the definition of RemainCo Liabilities shall control.

(f) Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 4.08(f) or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 4.08(f) (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.08(f)):

To RemainCo:

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attention: Erik T. Hoover

Email: [•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:	Brandon Van Dyke, Esq.
Kyle J. Hatton, Esq.
Jonathan M. Lee, Esq.
Email:	Brandon.VanDyke@skadden.com
Kyle.Hatton@skadden.com
Jonathan.Lee@skadden.com

To ElectronicsCo:

Qnity Electronics, Inc.

974 Centre Road, Building 735

Wilmington, Delaware 19805

Attention:	Peter W. Hennessey
Email:	[•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:	Brandon Van Dyke, Esq.
Kyle J. Hatton, Esq.
Jonathan M. Lee, Esq.
Email:	Brandon.VanDyke@skadden.com
Kyle.Hatton@skadden.com
Jonathan.Lee@skadden.com

(g) Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any Consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such Consent and shall be effective only against such Party (and the members of its Group).

(h) Amendments. Subject to the terms of Section 4.08(k) and Section 12.11 (Certain Termination and Amendment Rights) of the Separation Agreement, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

(i) Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that, the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 4.08(i) shall release the assigning Party from Liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Parties.

(j) Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

(k) Certain Termination and Amendment Rights. This Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of the Board without the approval of ElectronicsCo or the stockholders of RemainCo and, in the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. The Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board without the approval of ElectronicsCo or the stockholders of RemainCo. After the Distribution Date, this Agreement may not be terminated or amended except by an agreement in writing signed by each of the Parties. Notwithstanding the foregoing, Section 1.16 of this Agreement and Article VIII (Indemnification), Section 11.3 (Fiduciary Liability Insurance), or Section 11.4 (Directors and Officers Indemnification and Insurance) of the Separation Agreement (as incorporated pursuant to Section 4.07) shall not be terminated or amended after the Effective Time in a manner adverse to the third-party beneficiaries thereof without the Consent of any such Person.

(l) Payment Terms.

(a) Except as set forth in Section 1.16, Article VIII (Indemnification) of the Separation Agreement or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such other Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s respective Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Section 1.16, Article VIII (Indemnification) of the Separation Agreement or as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to SOFR (in effect on the date on which such payment was due) plus 3% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that SOFR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which ElectronicsCo and RemainCo shall jointly determine, each acting in good faith.

(c) In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by any Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with Section 12.12(a) of the Separation Agreement (Payment Terms), subject to the right of the payor Party to dispute such amount following such payment); provided, that, in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group) was not entitled to all or a portion of the payment made by the payor Party, the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party (or its designee), which amounts shall bear interest at a rate per annum equal to SOFR plus 3%, calculated for the actual number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party.

(d) Without the Consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by ElectronicsCo or RemainCo under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 p.m. New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Indemnifiable Losses for payments made to third parties, the date shall be the day before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party.

(m) No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Section 1.16 and Article VII (Legacy Liabilities) and VIII (Indemnification) of the Separation Agreement).

(n) Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Distribution Date.

(o) Third-Party Beneficiaries. Except (i) as provided in Section 1.16 relating to Indemnitees, Article VIII (Indemnification) of the Separation Agreement relating to Indemnitees and for the release under Section 8.1 (Release of Pre-Distribution Claims) of the Separation Agreement (as incorporated pursuant to Section 1.16(c) hereof) of any Person provided therein; (ii) as provided in Section 11.3 (Fiduciary Liability Insurance) of the Separation Agreement, relating to insured persons and Section 11.4 (Directors and Officers Indemnification and Insurance) relating to the directors, officers, employees, fiduciaries or agents provided therein (in each case as incorporated pursuant to Section 4.07 hereof); (iii) as provided in Section 9.8 (Conflicts Waiver) of the Separation Agreement relating to RemainCo Counsel; (iv) as provided in that certain letter agreement, dated as of November 1, 2025, by and among RemainCo, ElectronicsCo and Corteva, and (v) as specifically provided in this Agreement, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement. For the avoidance of doubt, no term or provision of this Agreement (including any agreement or covenant to Assume or cause other members of any Group to Assume any Liabilities) shall create or otherwise give rise to any third-party beneficiary right or be deemed to confer upon any third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever to enforce, whether directly or derivatively, (i) any of the RemainCo Liabilities against any member of the RemainCo Group or ElectronicsCo Group or (ii) any of the ElectronicsCo Liabilities against any member of the ElectronicsCo Group or RemainCo Group, or any other right, in each case other than as expressly set forth in the immediately preceding sentence.

(p) Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(q) Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any Liability or obligation of any member of the RemainCo Group or the ElectronicsCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the RemainCo Group or the ElectronicsCo Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Exhibit or Schedule is made solely for purposes of allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists.

(r) References; Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) the Parties have each participated in the negotiation and drafting of this Agreement, except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (ix) a reference to any Person includes such Person’s successors and permitted assigns; (x) any reference to “days” means calendar days unless Business Days are expressly specified; (xi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xii) any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (xiii) the use of the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (xiv) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (xv) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (xvi) any Consent given by any Party hereto pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party. Unless the context requires otherwise, references in this Agreement to “RemainCo” shall also be deemed to refer to the applicable member of the RemainCo Group, references to “ElectronicsCo” shall also be deemed to refer to the applicable member of the ElectronicsCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by RemainCo or ElectronicsCo shall be deemed to require RemainCo or ElectronicsCo, as the case may be, to cause the applicable members of the RemainCo Group or the ElectronicsCo Group, respectively, to take, or refrain from taking, any such action.

(s) Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

(t) Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Section 4.08 (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

(u) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(v) No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections of the Separation Agreement: Section 7.3 (Access to Information; Certain Services: Expenses), Section 8.2 (Indemnification by RemainCo), Section 8.3 (Indemnification by ElectronicsCo) and Section 8.4 (Procedures for Third Party Claims).

(w) Public Announcements. From and after the Effective Time, RemainCo and ElectronicsCo hereby agree to (i) coordinate with the other Party on the Parties’ respective initial press releases with respect to the transactions contemplated herein and (ii) that no press release or similar public announcement or external communication shall, if prior to, or after, the Effective Time, be made or be caused to be made (including by such Party’s Affiliates) concerning the execution or performance of this Agreement until such Party has consulted with the other Party, and provided meaningful opportunity for review and given due consideration to reasonable comment by the other Party, except (x) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (y) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document; and (z) as may pertain to disputes between one Party or any member of its Group, on the one hand, and the other Party or any member of its Group, on the other hand; provided that in the case of clause (z), any Party that intends to issue a press release or similar public announcement or external communication regarding such dispute shall provide reasonable advance written notice to the other Party in accordance with Section 12.6 (Notices) of the Separation Agreement, which notice shall include a copy of the press release or similar public announcement or external communication, or where no such copy is available, a description of the press release or similar public announcement or external communication.

(x) Tax Treatment of Payments. To the extent permitted by applicable Law, unless otherwise required by a Final Determination, the Separation Agreement, the Tax Matters Agreement or this Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement shall be treated as follows:

(i) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a tax-free contribution or tax-free distribution for U.S. federal Tax purposes, such payment shall be treated as a tax-free contribution or tax-free distribution, as applicable, with respect to the stock of the applicable member of the payee Group or payor Group, occurring immediately prior to the relevant transaction in the Internal Reorganization or the ElectronicsCo Spin Contribution, as applicable;

(ii) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a taxable transaction for U.S. federal Tax purposes, such payment shall be treated as an adjustment to the price or amount, as applicable, of the relevant transaction in the Internal Reorganization or the ElectronicsCo Spin Contribution, as applicable; and

(iii) payments of interest shall be treated as deductible by the Indemnifying Party or its relevant Subsidiary and as income to the Indemnitee or its relevant Subsidiary, as applicable.

In the case of each of the foregoing, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in this Section 4.08(x), such Party shall use its commercially reasonable efforts to contest such challenge.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

DUPONT DE NEMOURS, INC.

By:	/s/ Erik T. Hoover
Name: Erik T. Hoover
Title: Senior Vice President and General Counsel

QNITY ELECTRONICS, INC.

By:	/s/ Jon D. Kemp
Name: Jon D. Kemp
Title: Chief Executive Officer

[SIGNATURE PAGE TO EMPLOYEE MATTERS AGREEMENT]